UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  May 3, 2004

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK	10504
(Address of principal executive offices)	(Zip Code)

914-499-1900

(Registrant’s telephone number)

Item 5.  Other Events

     Attachment I of this Form 8-K is IBM’s notice on May 3, 2004 about certain management changes, effective immediately.

     IBM’s web site  (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date:  May 3, 2004

By:	/s/ Andrew Bonzani
(Andrew Bonzani)
Assistant Secretary & Associate General Counsel

Attachment I

     Over the past three years IBM has been improving its leadership position in a rapidly-changing IT industry.  We have focused the company on the high-value segments of the industry, to be the innovator, and the creator of unique advantage for enterprise clients.  This requires a high level of integration for our clients, and integration within our company.

     Today’s changes in our senior leadership are designed to accelerate and take our client-facing execution to the next level.

     Doug Elix is now senior vice president and group executive, sales and distribution.  Doug has grown our services business into the global market leader.  As head of  S&D, Doug will increase the teamwork and collaboration between sales, industry sectors and services, which is vital to serving our clients’ needs.

     John Joyce is now senior vice president and group executive, Global Services.  John has  extensive operational experience, and this together with his financial expertise and discipline, makes him ideally suited to lead IGS and further enhance its leadership position.  IBM Global Financing will continue to report to John as part of IGS.   This brings together all IBM services, including financing, into one organization.

     Mark Loughridge is now senior vice president and Chief Financial Officer.  Mark has deep experience as a finance leader in several parts of our company, including serving as IBM controller, assignments in Europe, services and hardware, and most recently as head of IBM Global Financing.

     The intent of these leadership changes is straightforward — to continue to meet changing customer requirements in the marketplace and to accelerate our strategic growth plans.